UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2004

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Optel Capital, LLC Financing and Debt Restructuring Agreements

On September 16, 2004, Digital Lightwave, Inc. (the “Company”) and Optel Capital, LLC (“Optel”) executed definitive financing agreements to restructure the outstanding debt owed by the Company to Optel and Optel, LLC. The transaction was approved by the board of directors on September 15, 2004, upon the recommendation of the special committee of the board. The special committee is composed solely of independent directors.

Upon execution of the agreements, Optel advanced to the Company an additional $1.35 million, bringing the total amount of the debt owed by the Company to Optel to $27.0 million, plus accrued interest of approximately $2.0 million.

Pursuant to the Loan and Restructuring Agreement attached hereto as Exhibit 10.1, Optel extended the maturity of the principal amount of $27.0 million owed to it by the Company until December 31, 2005. The maturity of the outstanding accrued interest of approximately $2.0 million, plus additional interest that accrues in the future, has been extended to September 16, 2005. Previously, and as of July 31, 2004, all of the outstanding principal and accrued interest owed to Optel had matured and became due and payable in full upon demand by Optel at any time.

Pursuant to the Twenty Second Amended and Restated Security Agreement attached hereto as Exhibit 10.2, all of the outstanding debt is secured by a first priority security interest in substantially all of the assets of the Company.

Pursuant to the Secured Convertible Promissory Note attached hereto as Exhibit 10.3 (the “Note”), the Company has agreed to make all of the outstanding debt or a portion thereof convertible into common stock of the Company at the option of Optel at any time following approval of the conversion feature by the disinterested stockholders (as described below) at a conversion price based on the average trading price of the stock during the five-day period preceding the date of any conversion.

The Company and Optel have made it a condition to the outstanding debt becoming convertible, that the conversion feature be approved by the holders of a majority of the outstanding shares of common stock of the Company who are not affiliated with Optel or any of its affiliates. In the event the holders of a majority of such outstanding shares of common stock do not approve such feature, the outstanding debt and accrued interest would immediately become due and payable in full upon demand by Optel at any time after the stockholders’ meeting. Optel is controlled by Dr. Bryan J. Zwan, the Company’s majority stockholder and chairman of the board of directors.

In addition to the above, the Note contains certain events of default, including the failure to receive disinterested stockholder approval for the conversion feature (as described above), a change of control of the Company, and certain events of bankruptcy, liquidation or other similar events. If an event of default occurs and is continuing under the Note, then the Company may be required to immediately repay all amounts outstanding under the Note.

Pursuant to the Registration Rights Agreement attached hereto as Exhibit 10.4, the Company has agreed to file a registration statement covering the resale by Optel of the shares of common stock issuable upon conversion of the outstanding debt.

On September 20, 2004, the Company issued a press release announcing the execution of definitive financing and debt restructuring agreements.

The press release and the financing and debt restructuring agreements are attached to this Current Report on Form 8-K as exhibits and are incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such documents.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Loan and Restructuring Agreement between Digital Lightwave, Inc. and Optel Capital, LLC dated as of September 16, 2004.

10.2	Twenty Second Amended and Restated Security Agreement between Digital Lightwave, Inc. and Optel Capital, LLC dated as of September 16, 2004.

10.3	Secured Convertible Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on September 16, 2004.

10.4	Registration Rights Agreement between Digital Lightwave, Inc. and Optel Capital, LLC dated as of September 16, 2004.

99.1	Press Release dated September 20, 2004 announcing the execution of definitive financing and debt restructuring agreements between Digital Lightwave, Inc. and Optel Capital, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: September 20, 2004	By:	/S/ JAMES R. GREEN
James R. Green
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

10.1	Loan and Restructuring Agreement between Digital Lightwave, Inc. and Optel Capital, LLC dated as of September 16, 2004.

10.2	Twenty Second Amended and Restated Security Agreement between Digital Lightwave, Inc. and Optel Capital, LLC dated as of September 16, 2004.

10.3	Secured Convertible Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on September 16, 2004.

10.4	Registration Rights Agreement between Digital Lightwave, Inc. and Optel Capital, LLC dated as of September 16, 2004.

99.1	Press Release dated September 20, 2004 announcing the execution of definitive financing and debt restructuring agreements between Digital Lightwave, Inc. and Optel Capital, LLC.